For More Information:
Peter G. Humphrey
President & CEO
Phone: 585.786.1101
Email: PGHumphrey@five-starbank.com

Financial Institutions, Inc. Announces Future Executive Retirements

WARSAW, N.Y., September 26, 2008 – Peter G. Humphrey, President & CEO of Financial Institutions, Inc. (the Company) (NASDAQ: FISI), the parent company of Five Star Bank, announces the following steps in a succession plan which has been formulated as part of our ongoing strategic planning process.

Under this plan, two top executives are going to retire over the next 18 months.

Effective June 30, 2009, James T. Rudgers, Executive Vice President and Chief of Community Banking, will retire from his full-time position. Mr. Rudgers will remain in a strategic advisory role, as a consultant, for two more years.

In addition, effective March 31, 2010, Ronald A. Miller, Executive Vice President and CFO, will retire after 14 years.

“I am pleased to announce an important phase of our long-range leadership succession plan for Five Star Bank and Financial Institutions, Inc. As part of our corporate governance strategy, we have developed a plan to ensure that the future of our organization continues to evolve in a seamless manner,” stated Peter G. Humphrey, President & CEO.

“These changes ensure the eventual emergence of a new leadership group that will continue to deliver the high level of service our communities and customers have come to expect. Throughout this transition process, we will be making future announcements of key promotions and appointments. These positive changes are the culmination of a carefully thought out succession plan which has been under development over the past two years. They will be implemented over the next 18 months to provide the continuity necessary for a smooth transition and to continue building on our past successes,” Humphrey continued.

About Financial Institutions, Inc.
With $1.9 billion in assets, Financial Institutions, Inc. provides diversified financial services through its subsidiaries, Five Star Bank and Five Star Investment Services, Inc. Five Star Bank provides a wide range of consumer and commercial banking services to individuals, municipalities and businesses through a network of over 51 offices and more than 71 ATMs in Western and Central New York State and employs 675 people. Five Star Investment Services provides brokerage and insurance products and services within the same New York State markets. The Company’s stock is listed on the Nasdaq Global Market under the symbol FISI. Additional information is available at the Company’s website: www.fiiwarsaw.com.

Safe Harbor Statement
This press release may contain forward-looking statements as defined by federal securities laws. These statements may address issues that involve significant risks, uncertainties, estimates and assumptions made by management. Actual results could differ materially from current beliefs or projections. There are a number of important factors that could affect the Company’s forward-looking statements which include the availability of cash to continue to pay a dividend, the impact of regulatory restrictions, and other factors discussed in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise these statements following the date of this press release.

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